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                                 EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

(All Subsidiaries are Wholly Owned by the Registrant)

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
                                                                             Percentage Owned
Name                                    Jurisdiction of Organization           by Registrant
----                                    ----------------------------           -------------
Rogue Wave Software GmbH                         Germany                            100%
Inmark Development Corporation                   California                         100%
Rogue Wave Software UK LTD                       United Kingdom                     100%
HotData, Inc.                                    Delaware                          42.3%
Stingray Software, Inc.                          North Carolina                     100%
NobleNet, Inc.                                   Delaware                           100%
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